Exhibit 99.1

Lawson Products, Inc. Announces Third Quarter 2008 Results

DES PLAINES, Ill.--(BUSINESS WIRE)--November 5, 2008--Lawson Products, Inc. (NASDAQ:LAWS) (the "Company"), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced results for its third quarter ended September 30, 2008. Net sales were $124.6 million, compared to net sales of $127.9 million for the prior year quarter. The Company reported net income of $3.1 million, up 28.3% from $2.4 million in the third quarter of 2007. Diluted net income per share was $0.36 for the third quarter of 2008, compared to $0.28 per share a year ago.

Net sales decreased $3.3 million or 2.6% in the third quarter of 2008 as compared to the third quarter of 2007 due to lower sales in the MRO business. Gross profit margins for the third quarter of 2008 were 56.4% as compared to 59.8% in the third quarter of 2007, reflecting a change in sales mix, and increased product and commodity costs. Selling, general and administrative expenses decreased by $3.3 million, or 4.9% as compared to the third quarter 2007, primarily as a result of cost reduction initiatives as well as lower sales commission expenses. Operating income increased 7.4% to $5.8 million in the third quarter of 2008 from $5.4 million in 2007.

For the nine months ended September 30, 2008, net sales were $375.9 million as compared to $386.8 million for the nine months ended September 30, 2007 due to lower sales in the MRO business. Year-to-date gross profit margin was 57.5%, down from 59.2% in 2007 due to the sales mix and increased product costs. Selling, general and administrative expenses decreased $7.3 million, or 3.7% as compared to the nine months ended September 30, 2007, primarily as a result of lower commission and other compensation expenses. The Company had an operating loss of $15.4 million in the nine months ended September 30, 2008 as compared to operating income of $13.3 million in the 2007 period. Excluding costs related to the previously announced settlement of the investigation of the Company by the U.S. Attorney's Office of $31.6 million and $4.9 million in 2008 and 2007, respectively, and $3.9 million for unclaimed property in 2008, operating income was $20.1 million in 2008 as compared to $18.2 million in 2007, a 10.1% increase. The net loss for the nine months ended September 30, 2008 was $22.2 million or $2.61 per share as compared to net income of $6.6 million or $0.78 per share for the nine months ended September 30, 2007.

Thomas Neri, President and Chief Executive Officer said, "Our third quarter 2008 sales performance did not meet our expectations. In addition, we continue to experience product and commodity cost increases that are affecting our gross profit margins. We are taking action to offset these cost increases by implementing additional price increases within our MRO segment during the fourth quarter. Furthermore, we continue to focus on controlling our SG&A expenses which averaged 50.6% of sales this quarter compared to 51.8% in the prior year quarter. Finally, I am very pleased with our cash flow results for the quarter. We reduced inventory by $7.1 million and increased accounts payable by $6.1 million generating cash that we used to pay down our line of credit. While the current credit crisis does create higher than normal economic uncertainty, we are well positioned to help our customers maintain their facilities and machinery with our high-quality and diverse product lines."

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This release contains certain forward-looking statements that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues", "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the market reaction to the signing of a Deferred Prosecution Agreement with U.S. Attorney's office for the Northern District of Illinois and any subsequent breach of the terms and conditions of such agreement; excess and obsolete inventory; disruptions of the Company's information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company's "Risk Factors" set forth in its Annual Report on Form 10-K for the year ended December 31, 2007. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$ 124,567	$ 127,913	$ 375,881	$ 386,760
Cost of goods sold	54,275	51,456	159,721	157,779
Gross profit	70,292	76,457	216,160	228,981

Operating expenses:
Selling, general and administrative expenses	62,994	66,251	192,367	199,714
Settlement and related costs	394	1,172	31,562	4,947
Severance and other charges	1,144	3,671	7,659	11,034
Operating income (loss)	5,760	5,363	(15,428)	13,286

Other income	55	160	328	555
Interest expense	(247)	(295)	(690)	(662)

Income (loss) from continuing operations before income taxes	5,568	5,228	(15,790)	13,179

Provision for income taxes	2,500	2,818	5,853	6,063

Income (loss) from continuing operations	3,068	2,410	(21,643)	7,116

Income (loss) from discontinued operations, net of income taxes	10	(11)	(563)	(496)

Net Income (loss)	$ 3,078	$ 2,399	$ (22,206)	$ 6,620

Basic income (loss) per share of common stock:
Continuing operations	$ 0.36	$ 0.28	$ (2.54)	$ 0.84
Discontinued operations	-	-	(0.07)	(0.06)
	$ 0.36	$ 0.28	$ (2.61)	$ 0.78

Diluted income (loss) per share of common stock:
Continuing operations	$ 0.36	$ 0.28	$ (2.54)	$ 0.83
Discontinued operations	-	-	(0.07)	(0.06)
	$ 0.36	$ 0.28	$ (2.61)	$ 0.78

Cash dividends declared per share of common stock	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted average shares outstanding:
Basic	8,522	8,522	8,522	8,522

Diluted	8,523	8,524	8,522	8,524

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$ 6,651	$ 1,671
Accounts receivable, less allowance for doubtful accounts	56,372	58,882
Inventories	88,806	96,785
Miscellaneous receivables and prepaid expenses	10,032	10,303
Deferred income taxes	5,417	3,226
Discontinued current assets	509	1,064

Total current assets	167,787	171,931

Property, plant and equipment, less accumulated depreciation and amortization	49,481	53,031
Deferred income taxes	19,044	21,344
Goodwill	27,999	27,999
Other assets	23,636	25,558

Total assets	$ 287,947	$ 299,863

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 21,797	$ 16,266
Revolving line of credit	10,500	11,000
Settlement payable – current	10,000	-
Accrued expenses and other liabilities	41,865	45,254
Discontinued current liabilities	87	322

Total current liabilities	84,249	72,842

Accrued liability under security bonus plans	26,311	25,491
Settlement payable - noncurrent	10,000	-
Other	20,767	27,169
	57,078	52,660

Total Stockholders’ Equity	146,620	174,361

Total liabilities and stockholders’ equity	$ 287,947	$ 299,863

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATION
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME (LOSS)

The Company reports its financial results in accordance with U.S. generally accepted accounting principals (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months and nine months ended September 30, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating income (loss), as reported per GAAP	$ 5,760	$ 5,363	$ (15,428)	$ 13,286
Unclaimed property expenses (1)	335	-	3,935	-
Settlement penalties (2)	-	-	30,000	-
Settlement related costs (3)	394	1,172	1,562	4,947

Adjusted non-GAAP operating income	$ 6,489	$ 6,535	$ 20,069	$ 18,233
(1)	Due to the Company's change in estimate for unclaimed property liabilities relating primarily to years prior to 2003.
(2)	Provision for penalties in connection with the settlement of the investigation by the U.S. Attorney's Office for the Northern District of Illinois.
(3)	Legal and other related expenses associated with the investigation by the U.S. Attorney's Office for the Northern District of Illinois.

CONTACT:
Lawson Products, Inc.
Neil Jenkins
847-827-9666, ext. 2208